NEXPOINT CREDIT STRATEGIES FUND

RESULTS OF SHAREHOLDER PROXY

Rule 30e-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires registered management companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, the Board of Trustees of NexPoint Credit Strategies Fund solicited a vote by the shareholders for the following items:

At a special joint meeting of shareholders held on December 6, 2013, the results of Proposal I were as follows:

Proposal I:  Election of Trustees.

NexPoint Credit Strategies Fund:

Trustee Nominees:  No. of Shares     % of Outstanding    % of Voted

(i) Ethan Powell
to serve as a Class
I Trustee with term
expiring in 2016

                   For 57,656,847.8966       90.25%          98.347%
                 Withhold 968,858.9820       1.517%           1.653%

(i) Dr. Bob Froehlich
to serve as a Class II
Trustee with term
expiring in 2014

                  For  57,669,536.7816      90.276%          98.369%
		 Withhold 956,170.0970       1.497%           1.631%

(ii) John Honis to
serve as a Class III
Trustee with term
expiring in 2015

                   For 57,655,819.8966      90.255%          98.346%
                 Withhold 969,886.9820       1.518%           1.654%

(iii) Terrence O. Jones
toserve as a Class III
Trustee with term
expiring in 2015

                  For  57,656,586.1916      90.256%         98.347%
	         Withhold 969,120.6870       1.517%          1.653%